United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 8, 2011
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21990 (Commission File Number)	13-3679168 (I.R.S. Employer Identification No.)
701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)
Registrant’s telephone number, including area code: (650) 635-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Conditions and Item 8.01 – Other Events.
     On July 8, 2011, OXiGENE, Inc. (“OXiGENE” or “we”) filed a prospectus supplement to our shelf registration statement on Form S-3 (File No. 333-155371) previously filed with the Securities and Exchange Commission (the “SEC”) relating to the sale of an additional $3,100,000 of OXiGENE common stock from time to time pursuant to the At Market Issuance Sales Agreement, dated July 21, 2010 (the “Agreement”), by and between OXiGENE and McNicoll, Lewis & Vlak LLC, as Agent. We previously filed with the SEC a prospectus supplement dated July 21, 2010 relating to the sale of 14,250,000 shares of common stock pursuant to the Agreement, a prospectus supplement dated January 31, 2011 relating to the sale of up to an offering amount of $4,790,000 of common stock pursuant to the Agreement, a prospectus supplement dated June 1, 2011 relating to the sale of up to an offering amount of $6,110,000 of common stock pursuant to the Agreement, and a prospectus supplement dated June 29, 2011 relating to the sale of up to an offering amount of $4,000,000 of common stock pursuant to the Agreement. As of July 8, 2011, shares of common stock in an aggregate offering amount of $19,156,051 have been sold under the July 21, 2010, January 1, 2011, June 1, 2011, and June 29, 2011 prospectus supplements, and no further sales of shares will be made under such prospectus supplements. Sales of common stock under the July 8, 2011 prospectus supplement will be made from time to time as market conditions warrant, in the Company’s discretion.
     The Agreement has been previously filed as Exhibit 10.1 to our Current Report on Form 8-K on July 21, 2010 and is incorporated herein by reference. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., relating to the legality of the shares, is filed as Exhibit 5.1 to this Current Report and is incorporated by reference into the registration statement.
     As of June 30, 2011, OXiGENE expects to report cash, cash equivalents and restricted cash of approximately $8.5 million, compared with approximately $2.7 million at March 31, 2011.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.
Date: July 8, 2011	By:	/s/ Dr. Peter J. Langecker
Dr. Peter J. Langecker
Its: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.